PRESS RELEASE

                              FOR IMMEDIATE RELEASE
                              ---------------------

For Additional Information Contact:
Larry W. Mosby, President and Chief Executive Officer
(618) 656-6200


            FIRST FEDERAL FINANCIAL SERVICES, INC. COMPLETES INITIAL
                                 STOCK OFFERING


         Edwardsville, Illinois - (June 28, 2004) - Larry W. Mosby, President and Chief Executive Officer of First Federal Financial Services, Inc., headquartered in Edwardsville, Illinois, announced today that the company has completed its initial stock offering. First Federal Financial Services, Inc., the holding company of First Federal Savings & Loan Association of Edwardsville, sold 1,764,027 shares of common stock at $10.00 per share in a subscription offering. In addition, 2,156,033 shares of the company's common stock were issued to First Federal Financial Services, MHC, the company's mutual holding company.

         The shares of First Federal Financial Services, Inc. will trade on the Nasdaq SmallCap Market under the symbol "FFFS." Trading is expected to begin on Tuesday, June 29, 2004. The subscription offering was managed by Keefe, Bruyette & Woods, Inc.

         "The Board of Directors, officers and employees of First Federal Savings & Loan Association of Edwardsville and First Federal Financial Services, Inc. express their gratitude for the overwhelming support for the offering by their customers and local community, pledge their best efforts toward the opportunities ahead and look forward to continuing to serve the needs of their customers and new stockholders," said Mr. Mosby.

         First Federal Savings & Loan Association of Edwardsville, originally chartered in 1921, is a federally chartered and insured stock savings and loan association. In 2001, First Federal reorganized into the two-tier mutual holding company structure and formed First Federal Financial Services, Inc. and First Federal Financial Services, MHC as its direct and indirect holding companies, respectively. First Federal conducts its business out of its one full-service banking office located in Edwardsville, Illinois.